Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Marilynn Meek

Financial Relations Board

212-827-3773

NEXPOINT RESIDENTIAL TRUST, INC. REPORTS FIRST QUARTER RESULTS

Dallas, TX, May 10, 2016 – NexPoint Residential Trust, Inc. (NYSE:NXRT) reported financial results for the quarter ended March 31, 2016.

First Quarter 2016 Highlights

•	NXRT paid a first quarter dividend of $0.206 per share of NXRT common stock on March 31, 2016. On May 9, 2016, NXRT’s board of directors approved a quarterly dividend of $0.206 per share of NXRT common stock, payable on June 30, 2016 to stockholders of record on June 15, 2016

•	Net income totaled $0.3 million, or $0.01 per common share; includes depreciation and amortization of $9.6 million, compared to a net loss of $(1.9) million, or $(0.10) per common share, for the fourth quarter of 2015

•	AFFO¹ totaled $8.9 million, or $0.42 per common share, compared to $7.4 million, or $0.35 per common share, for the fourth quarter of 2015

•	FFO¹ totaled $8.6 million, or $0.41 per common share, compared to $6.9 million, or $0.33 per common share, for the fourth quarter of 2015

•	NOI¹ was $17.7 million for the first quarter of 2016, compared to $16.6 million for the fourth quarter of 2015

•	Rental revenue increased to $29.4 million for the quarter, compared to $28.6 million for the fourth quarter of 2015

•	As of March 31, 2016, weighted average effective monthly rent per unit across all 42 properties, consisting of 13,155 units, was $811, while physical occupancy was 94.5%

•	NXRT completed upgrades on 387 units during the first quarter of 2016. Since inception, we have completed 3,030 upgrades and achieved a $87 average monthly rental increase per unit, equating to 21.1% ROI on all units leased through March 31, 2016

•	Same Store rental revenue, NOI and occupancy increased 8.4%, 13.9%, and 95 basis points to 94.6%, respectively, as compared to the first quarter of 2015

•	During the quarter, NXRT contracted to sell three assets, two in Jacksonville, FL – Mandarin Reserve and The Park at Regency and its sole asset in Austin, TX – The Meridian. These sales are anticipated to close in the second quarter and generate gross proceeds of approximately $64.25 million.

1AFFO, FFO and NOI are non-GAAP measures. For reconciliations of AFFO, FFO and NOI to net income and a discussion of why we consider these non-GAAP measures useful, see the “Definitions and Reconciliations” section of this release.

Jim Dondero, Chairman and President of NXRT, said, “NXRT got off to a great start for the year with first quarter earnings exceeding guidance across the board, while delivering double digit Same Store Other Income and NOI growth, at 18.2% and 13.9%, respectively. Management continues to substantiate the value creation strategy identified at the outset of our public listing, and we remain confident that our strategic portfolio of well-located Class B properties in thriving Southeastern and Southwestern markets will continue to outperform the multifamily and broader real estate markets.”

First Quarter Financial Results

The Company recorded net income in the first quarter of 2016 of $0.3 million, which included depreciation and amortization of $9.6 million. This is compared to a net (loss) of $(5.9) million for the first quarter of 2015, which included depreciation and amortization of $11.6 million.

For the quarter ended March 31, 2016, AFFO attributable to common shareholders was $8.9 million, or $0.42 per common share, and FFO was $8.6 million, or $0.41 per common share.

The changes in the Company’s net income/(loss), AFFO and FFO for the quarter ended March 31, 2016 as compared to the quarter ended March 31, 2015, primarily relate to the Company acquiring, owning and operating an additional 4 properties for a total of 42 properties as of March 31, 2016, as compared to acquiring, owning and operating 38 properties as of March 31, 2015.

Same Store Properties Operating Results

The Company’s Same Store property pool at March 31, 2016 included 32 properties totaling 9,428 units, or approximately 72% of the Company’s 13,155 units. These Same Store properties represented approximately 71% of NXRT’s NOI for the quarter ended March 31, 2016.

Same Store rental revenue, NOI, and occupancy increased 8.4%, 13.9%, and 95 basis points to 94.6%, respectively, in the first quarter of 2016, compared to the first quarter of 2015.

Disposition of Assets

During the first quarter, NXRT contracted to sell three assets, two in Jacksonville, FL – Mandarin Reserve and The Park at Regency and its sole asset in Austin, TX – The Meridian. These sales are anticipated to close in the second quarter with total gross proceeds estimated to be $64.25 million.

Value-Add Programs

In the first quarter, rehab capital expenditures, which includes interior, exterior and common area improvements, totaled $7.6 million.

First Quarter 2016 Dividend

On March 7, 2016, the Company declared their fourth consecutive quarterly dividend of $0.206 per share of NXRT common stock, which was paid on March 31, 2016 to stockholders of record on March 18, 2016.

Reaffirmation of 2016 Full Year Guidance

At this time, the Company reaffirms full year 2016 guidance for NOI, FFO, and AFFO as follows:

•	NOI: $69.1 million - $71.1 million

•	FFO: $1.49 - $1.57 per share

•	AFFO: $1.54 – $1.62 per share

Additional information on first quarter results and 2016 financial and earnings guidance is included in supplemental data that can be found in the Investor Relations section of the Company’s website at www.nexpointliving.com.

Supplemental Information

Supplemental information to this press release can be found in the Investor Relations section of the Company’s website at www.nexpointliving.com. Our filings with the Securities and Exchange Commission are filed under the registrant name of NexPoint Residential Trust, Inc.

First Quarter Earnings Conference Call

NXRT will host a call to discuss its first quarter results on Tuesday, May 10, 2016 at 11:00 a.m. ET. The number to call for this interactive teleconference is (800) 344-6491, or for international callers, (785) 830-7988, in each case using passcode 1737479. A live audio webcast of the call will be available online at the Company’s website, http://www.nexpointliving.com (under “Investor Relations”).

A replay of the call will be available approximately two hours after the call through Tuesday, May 17, 2016, by dialing (888) 203-1112, or for international callers, (719) 457-0820 and entering the confirmation number, 1737479.

About NXRT

NexPoint Residential Trust is a publicly traded REIT, with its shares listed on the New York Stock Exchange under the symbol “NXRT,” primarily focused on acquiring, owning and operating well-located middle-income multifamily properties with “value-add” potential in large cities and suburban submarkets of large cities, primarily in the Southeastern and Southwestern United States. NXRT is externally advised by NexPoint Real Estate Advisors, L.P., an affiliate of Highland Capital Management, L.P., a leading global alternative asset manager and an SEC-registered investment adviser. More information about NXRT is available at http://www.nexpointliving.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations, assumptions and beliefs. Forward-looking statements can often be identified by words such as “expect,” “anticipate,” “intend” and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding NXRT’s guidance for financial results for the full year 2016 and anticipated sales of properties. They are not guarantees of future results and are subject to risks, uncertainties, assumptions and anticipated sales of properties that could cause actual results to differ materially from those expressed in any forward-looking statement. Readers should not place undue reliance on any forward-looking statements and are encouraged to review Form 10-K for the year ended December 31, 2015 for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, NXRT does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Definitions and Reconciliations

This press release includes analysis of adjusted funds from operations, or AFFO, funds from operations, or FFO, and net operating income, or NOI, all of which are non-GAAP financial measures of performance. These non-GAAP measures should be used as a supplement to, and not a substitute for, net income (loss) computed in accordance with GAAP. For a more complete discussion of AFFO, FFO, and NOI, see our Form 10-K for the year ended December 31, 2015 and for a reconciliation of AFFO, FFO and NOI for the fourth quarter of 2015, see our Form 8-K filed with the SEC on March 8, 2016. This press release also includes an analysis of our Same Store properties, which are defined as those that are stabilized and comparable for both the current and the prior reporting year. Same Store analysis for the first quarter of 2016 includes 32 properties totaling 9,428 units, or approximately 72% of the Company’s 13,155 units.

FFO and AFFO

We believe that net income, as defined by GAAP, is the most appropriate earnings measure. We also believe that funds from operations, or FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), and adjusted funds from operations, or AFFO, are important non-GAAP supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that use historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined by NAREIT as net income computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges. We compute FFO attributable to common shareholders in accordance with NAREIT’s definition. Our presentation differs slightly in that we begin with net income/(loss) loss before adjusting for noncontrolling interests and show the noncontrolling interests as an adjustment to arrive at FFO attributable to common shareholders. AFFO is calculated by adjusting our FFO by adding back items that do not reflect ongoing property operations, such as acquisition expenses, equity-based compensation expenses and the amortization of deferred loan costs. AFFO will also be adjusted to include any gains (losses) from sales of property to the extent excluded from FFO and exclude relevant noncontrolling interests. We will not have any equity-based compensation expenses unless and until our stockholders approve an amendment to the Company’s charter to remove the 1940 Act compliance requirements.

We believe that the use of FFO and AFFO, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and makes comparisons of operating results among such companies more meaningful.

The following table reconciles our calculations of FFO and AFFO to net income, the most directly comparable GAAP financial measure, for the three months ended March 31, 2016 and 2015:

	Three Months Ended March 31,
	2016	2015
Net income (loss)	$291	$(5,893)
Depreciation and amortization	9,612	11,610
Adjustment for noncontrolling interests	(1,260)	(738)

FFO attributable to common stockholders	8,643	4,979

FFO per share	$0.41	$0.23

Acquisition costs	—	1,931
Amortization of deferred financing costs	324	307
Equity-based compensation expenses	—	—
Adjustment for noncontrolling interests	(25)	(216)

AFFO attributable to common stockholders	8,942	7,001

AFFO per share	$0.42	$0.33

Net Operating Income

NOI is a non-GAAP financial measure of performance. NOI is used by investors and our management to evaluate and compare the performance of our properties, to determine trends in earnings and to compute the fair value of our properties as it is not affected by (1) cost of funds, (2) acquisition costs, (3) non-operating fees paid to affiliates, (4) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP, (5) corporate general and administrative expenses and other gains and losses that are specific to us and (6) entity level general and administrative expenses that are either non-recurring in nature or incurred on behalf of us at the property for expenses such as legal, professional and franchise tax fees.

The following table reconciles our net operating income to net income/(loss), the most directly comparable GAAP financial measure, for the three months ended March 31, 2016 and 2015. The net operating income in the following table has not been adjusted for the effects of any noncontrolling interests.

	Three Months Ended March 31,
	2016	2015
Net income (loss)	$291	$(5,893)
Adjustments to reconcile net income (loss) to NOI:
Advisory and administrative fees	1,616	1,277
Corporate general and administrative expenses	782	—
Non-recurring property general and administrative expenses	151	248
Depreciation and amortization	9,612	11,610
Interest expense	5,226	4,009
Acquisition costs	—	1,931

Net Operating Income	17,678	13,182

Same Store Properties

We review our stabilized multifamily communities on a comparable basis between periods. Our Same Store properties are defined as those that are stabilized and comparable for both the current period and the same period for the prior reporting year. There are 32 properties meeting this definition for the first quarter of 2016: Miramar, Arbors on Forest Ridge, Cutter’s Point, Eagle Crest, Meridian, Silverbrook, Timberglen, Toscana, The Grove at Alban, Willowdale Crossing, Edgewater at Sandy Springs, Beechwood Terrace, Willow Grove, Woodbridge, Abbington Heights, Colonial Forest, Courtney Cove, Park at Blanding, Park at Regency, The Summit at Sabal Park, Jade Park, Mandarin Reserve, Timber Creek, Belmont at Duck Creek, Radbourne Lake, The Arbors, The Knolls, The Crossing at Holcomb Bridge, The Crossings, Regatta Bay, Sabal Palm at Lake Buena Vista and Southpoint Reserve at Stoney Creek.

Reconciliation of Guidance for 2016 NOI, FFO and AFFO

The Company anticipates that net loss will be in the range between $2.0 million to $4.0 million for the full year 2016. The difference between net loss and FFO is depreciation and amortization, which is anticipated to be $35.0 million to $36.0 million for the full year 2016. The difference between FFO and AFFO is deferred loan costs to the extent excluded from FFO, which are anticipated to total approximately $1.1 million for the full year 2016. The difference between net loss and NOI is depreciation and amortization, interest expense, the advisory and administrative fees and the reimbursement of adviser expenses, which are anticipated to total approximately $72.0 million to $74.0 million for the full year 2016. Our guidance assumes we owned all properties for the full year 2016, including properties currently contracted to be sold. The Company expects approximately 21,293,825 shares to be outstanding during 2016.

In this release, “we,” “us,” “our,” the “Company,” “NexPoint Residential Trust,” and “NXRT” each refer to NexPoint Residential Trust, Inc., a Maryland corporation.

###